We consent to the inclusion in the Registration Statement (Form S-1) of China Advanced Technology (hereinafter the “Company”) of our report dated September 2, 2010, with respect to the consolidated balance sheets as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on May 1, 2008 through April 30, 2010 of the Company included in its Registration Statement (Form S-1) for the period from the date of inception on May 1, 2008 through January 31, 2011. We also consent to the reference to our firm under the caption “Experts” in this Form S-1.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
May 2, 2011 ___________________________________
Date